As filed  with the Securities and Exchange Commission on March 11, 2003.
                                                 Registration No. 333 - ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THE SOUTH FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

     SOUTH CAROLINA                                           57-0824914
  --------------------                                      --------------
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                              104 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
                        --------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     WILLIAM P. CRAWFORD, JR., EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         THE SOUTH FINANCIAL GROUP, INC.
                              104 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-4777
     -----------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)



      THE SOUTH FINANCIAL GROUP, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
      --------------------------------------------------------------------
                              (Full Title of Plan)


                         CALCULATION OF REGISTRATION FEE
=========================================== ================ ==================== ==================== ===============
                                                              Proposed Maximum     Proposed Maximum      Amount of
                                             Amount To Be    Offering Price Per   Aggregate Offering    Registration
   Title Of Securities To Be Registered       Registered            Share              Price (3)            Fee
------------------------------------------- ---------------- -------------------- -------------------- ---------------
Deferred Compensation Obligations (1)           $ 5,000,000            100%             $5,000,000       $450.00
------------------------------------------- ---------------- -------------------- -------------------- ---------------
Common Stock, par value $ 1.00 per share(2) 100,000 shares(4)        $20.17             $2,017,000       $185.56
=========================================== ================ ==================== ==================== ===============

(1) The Deferred Compensation Obligations are unsecured obligations of The South Financial Group, Inc. to pay deferred compensation in accordance with the terms of The South Financial Group, Inc. Executive Deferred Compensation Plan.
(2) Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(3) The prices stated above are estimated solely for the purpose of determining the registration fee and is based on the average of the high and low market prices of the stock as reported on the Nasdaq Stock Market on March 6, 2003
(4) Estimated maximum number of shares of Common Stock of The South Financial Group, Inc. issuable during the next five years of operation of The South Financial Group, Inc. Executive Deferred Compensation Plan.


         THE EXHIBIT INDEX IS ON PAGE 4 OF THIS REGISTRATION STATEMENT.

                                     PART I:

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

         Not included in this Registration Statement, but provided or to be provided to the participants in The South Financial Group, Inc. Executive
Deferred Compensation Plan (the "Plan") pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act"):

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not included in this Registration Statement but provided or to be provided by The South Financial Group, Inc. (the "Company") to Plan participants pursuant to Rule 428(b) of the Securities Act.

PART II:

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents or portions thereof are hereby incorporated by reference:

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Commission File No. 0-15083.

         The Company's Quarterly Report on Form 10-Q for the quarters ending March 31, 2002, June 30, 2002, and September 30, 2002 Commission File No. 0-15083.

         The Company's Current Reports on Form 8-K or Form 8-K/A (as applicable) dated April 4, 2002, June 17, 2002, July 16, 2002, July 26, 2002, August 6,
2002, August 26, 2002,  September 4, 2002, September 27, 2002, November 4, 2002,
November 5, 2002, November 12, 2002, and January 3, 2003.

         All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the Company's 2001 fiscal year.

         The description of the Company's common stock contained in (the registrant's Form 8-A) filed with the Securities and Exchange Commission on or about October 22, 1986, Commission File No. 000-15083.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         The obligations of the Company registered hereunder (the "Obligations") are unsecured general obligations of the Company to pay the value of deferred compensation accounts in accordance with the terms and conditions of the Plan. The following discussion of certain aspects of the Plan is not a complete description of the Plan and is qualified in its entirety by the full text of the Plan. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of the Obligations is required under any such law.

         The Plan is a nonqualified deferred compensation plan for eligible members of management (the "Participants") of the Company and its subsidiaries. Under the Plan, the Company will provide all Participants with the opportunity to defer base salary and bonus income paid by the Company.

         The Compensation Committee of the Board of Directors of the Company is the administrator of the Plan. Unless delegated to another party, the administrator of the Plan is responsible for determining and periodically reviewing the investment alternatives available under the Plan.

         Amounts deferred pursuant to the Plan are credited to a deferred compensation account maintained on behalf of each Participant. A Participant may initially allocate the amounts credited to his or her deferral account among various investment alternatives including the Company's common stock and numerous mutual funds (as determined by the administrator). The Obligations are adjusted to reflect the performance, whether positive or negative, of the selected investment alternatives during the deferral period, in accordance with the terms of the Plan. Participants bear the risk that the value of the Company's common stock, as well as that of all other investment alternatives available under the Plan, will decrease during the deferral period. The Obligations are general unsecured and unsubordinated obligations of the Company from time to time outstanding.

         Based on the amount of money allocated to each investment alternative, Participants are credited with the number of full and partial shares of Company stock or other fund that the deferred amount allocated to each alternative would purchase based on the closing price of Company stock or the closing net asset value of the mutual fund, respectively, on the date that the money would otherwise have been paid as base salary or incentive compensation. Company shares and mutual fund shares are not purchased or earmarked for a Participant's account. A Participant's right to the Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. There is no trading market for the Obligations.

         Participants may redesignate amounts credited to their deferred compensation accounts among the available investment options at any time. Notwithstanding the foregoing, Participants are generally not permitted to redesignate deferred amounts (i) into common stock of the Company or (ii) out of common stock of the Company other than amounts held in Company stock. Distributions of amounts allocated to mutual funds and partial shares of Company stock will be made in cash and distribution of amounts allocated to full shares of Company stock will generally be made in shares of Company stock.

         The Obligations are not convertible into securities of the Company, except that Obligations denominated as full shares of Company stock are payable as shares of Company common stock upon distribution. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         William P. Crawford, Jr., Esq., Executive Vice President and General Counsel of the registrant, is counsel to the registrant in connection with this Registration Statement and has passed on certain aspects of the legality of the common stock covered hereby. On the date hereof, Mr. Crawford beneficially owned approximately 763 shares of the common stock of the registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended (attached hereto as Exhibit 99.1), which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Section
5.1 of our bylaws provide that the corporation shall indemnify any individual made a party to a proceeding because he is or was a director of the corporation against liability incurred in the proceeding to the fullest extent permitted by law. Section 5.2 of our bylaws provide that the corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Section 5.3 of our bylaws provide that in addition to any indemnification required by law, the corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the corporation. We have entered into indemnification agreements with each of our directors, which make the above-referenced bylaws provisions the basis of a contract between us and each director.

         Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director of the corporation. We maintain directors' and officers' liability insurance.

         Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to our Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state:
"A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

         Exhibit
         -------

          4.1  Articles of  Incorporation:  Incorporated by reference to Exhibit
               3.1  of  the  Company's   Registration  Statement  on  Form  S-4,
               Commission File No. 33-57389.

          4.2 Articles of Amendment dated June 1, 1997. Incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.

          4.3 Articles of Amendment dated April 19, 2000. Incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on April 25, 2000 (Commission File No. 0-15083).

          4.4 Amended and Restated Bylaws of the Company, as amended and restated as of December 18, 1996: Incorporated by reference to
               Exhibit 3.1 of the Company's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

          4.5 Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

          4.6 The South Financial Group, Inc. Executive Deferred Compensation Plan.

          5.1 Opinion of William P. Crawford, Jr., Esquire regarding legality of shares of The South Financial Group, Inc.

          23.1 Consent of KPMG LLP.

          23.2 Consent of William P. Crawford, Jr.: Contained in Exhibit 5.1.

          24.1 The Power of Attorney: Contained on the signature page of this Registration Statement.

          99.1 Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended. Incorporated by reference to Exhibit
               99.1 of the Registration Statement on Form S-8 of The South Financial Group, Inc. filed on September 4, 2002, Commission File No. 333-99159.

ITEM 9. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 11th day of March, 2003.

                             THE SOUTH FINANCIAL GROUP, INC.

                             By: /s/ William S. Hummers III
                             -----------------------------------------------
                             William S. Hummers III, Executive Vice President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Crawford, Jr. and William S. Hummers III, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant  to  the   requirements   of  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                                           Date

/s/William R. Timmons, Jr.          Chairman of the Board                       March 11, 2003
-----------------------------
William R. Timmons, Jr.

/s/ Mack I. Whittle, Jr.            President, Chief Executive Officer          March 11, 2003
-----------------------------       and Director (Principal Executive Officer)
Mack I. Whittle, Jr.

/s/ William S. Hummers III          Executive Vice President, Director          March 11, 2003
-----------------------------       (Principal Accounting and Financial Officer)
William S. Hummers III

/s/ William P. Brant                Director                                    March 11, 2003
-----------------------------
William P. Brant

____________________                Director                                    March 11, 2003
Gordon W. Campbell

/s/ Judd B. Farr                    Director                                    March 11, 2003
-----------------------------
Judd B. Farr

/s/ C. Claymon Grimes, Jr.          Director                                    March 11, 2003
-----------------------------
C. Claymon Grimes, Jr.

/s/ M. Dexter Hagy                  Director                                    March 11, 2003
-----------------------------
M. Dexter Hagy

                                       7

/s/ W. Gairy Nichols III            Director                                    March 11, 2003
-----------------------------
W. Gairy Nichols III

/s/ Thomas J. Rogers                Director                                    March 11, 2003
-----------------------------
Thomas J. Rogers

/s/ H. Earle Russell, Jr.           Director                                    March 11, 2003
-----------------------------
H. Earle Russell, Jr.

/s/ Charles B. Schooler             Director                                    March 11, 2003
-----------------------------
Charles B. Schooler

/s/Edward J. Sebastian              Director                                    March 11, 2003
-----------------------------
Edward J. Sebastian

/s/ John C. B. Smith, Jr.           Director                                    March 11, 2003
-----------------------------
John C. B. Smith, Jr.

/s/ Eugene E. Stone IV              Director                                    March 11, 2003
-----------------------------
Eugene E. Stone IV

/s/William R. Timmons III           Director                                    March 11, 2003
-----------------------------
William R. Timmons III

/s/ Samuel H. Vickers               Director                                    March 11, 2003
-----------------------------
Samuel H. Vickers

/s/David C. Wakefield III           Director                                    March 11, 2003
-----------------------------
David C. Wakefield III




                                INDEX TO EXHIBITS


         Exhibit
         -------

          4.6 The South Financial Group, Inc. Executive Deferred Compensation Plan.

          5.1 Opinion of William P. Crawford, Jr., Esquire, regarding legality of shares of The South Financial Group, Inc.

          23.1 Consent of KPMG LLP.

          23.2 Consent  of William  P.  Crawford,  Jr.,  Esquire:  Contained  in
               Exhibit 5.1.

          24.1 The Power of Attorney: Contained on the signature page of this Registration Statement.